eFunds Corporation Announces George W. Gresham
to be named Chief Financial Officer
April Promotion will follow retirement of current CFO Thomas S. Liston

SCOTTSDALE, Ariz., Jan. 24, 2005 – eFunds Corporation (NYSE: EFD), a leading provider of risk management, electronic payments, and global outsourcing solutions, announced today that George W. Gresham will be promoted to Senior Vice President and Chief Financial Officer, effective April 1, 2005, following the planned retirement of Thomas S. Liston, eFunds’ current Senior Vice President and Chief Financial Officer. Gresham currently serves as the Company’s Vice President, Finance. Liston will continue with eFunds as a special senior administrative consultant.

“I want to thank Tom for the exceptional leadership he brought to eFunds during his tenure as CFO, helping to reposition eFunds for the future as a profitable and growing enterprise. I look forward to his continued support, as he pursues his well-deserved retirement,” said Paul F. Walsh, Chairman and CEO.

“eFunds is most fortunate to have someone with the talent and experience of George Gresham to follow Tom as CFO,” Walsh added. “George, Tom and I have worked closely together over the past few years in the restructuring of eFunds. I believe the continuity that will be provided with George’s promotion to CFO will help ensure ongoing progress at eFunds.”

Gresham joined eFunds in April of 2002 as Corporate Controller and became Vice President, Finance in January 2004. Since joining the Company, Gresham has overseen its financial accounting and reporting, financial planning and analysis, and corporate taxation groups, and has served as a member of its Executive Leadership Team. Prior to joining eFunds, Gresham spent ten years with Deloitte & Touche LLP as a senior manager of Assurance Services. He is a graduate of Northern Arizona University and a certified public accountant.

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“George brings exceptional skills, knowledge and maturity to his new role as CFO, and will continue to make very positive contributions to eFunds,” said Liston. “It has been a great pleasure working with George for the last two and a half years and I have every confidence in his ability to guide the Company through the next phase of its development.”

About eFunds
eFunds Corporation (NYSE: EFD) is an industry leader with nearly 30 years of experience and expertise in electronic payments and risk management. eFunds and its subsidiaries offer electronic transaction processing, risk management and related outsourcing solutions to financial institutions, electronic funds transfer networks, government agencies and retailers around the world. Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. www.eFunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are ”forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2004.

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